Chang G. Park, CPA, Ph. D.
t 2667 CAMINO DEL RIO SOUTH SUITE B t SAN DIEGO t CALIFORNIA 92108 t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 764-5480
t E-MAIL changgpark@gmail.com t

September 11, 2008

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of September 10, 2008 on the reviewed condensed consolidated financial statements of Dot VN, Inc. and subsidiaries as of July 31, 2008, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park
____________________________
Chang G. Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board